Exhibit 99.1

For Immediate Release

MPG OFFICE TRUST CONTINUES IMPLEMENTATION OF STRATEGIC PLAN
AND
TURNS FOCUS TO DOWNTOWN CORE ASSETS

LOS ANGELES, December 13, 2010 - MPG Office Trust, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today stated it is continuing to implement its strategic plan to own and manage a core set of assets, reduce and modify the Company’s obligations, and enhance long-term value for stockholders.

As previously announced, the restructuring initiatives completed to date include the elimination of several repayment and debt service guarantees and the disposition of certain non-core assets which relieved the Company of approximately $2 billion of debt obligations and guaranty exposure of approximately $150 million.

The Company has turned its focus to the Company’s core Downtown Los Angeles properties, which includes working proactively with lenders and special servicers to reduce the Company’s financial obligations.

As part of this next phase, the Company will today deliver a notice of imminent default to the master servicer for the mortgage loan on Two California Plaza in Downtown Los Angeles as a first step towards restructuring the loan. Two California Plaza is financed with commercial mortgage-backed securities (“CMBS”) debt, and as a consequence, in order to comply with real estate mortgage investment conduit (“REMIC”) rules, the Company must send a notice of imminent default to enable any discussions regarding a loan modification with the special servicer.

David L. Weinstein, President and Chief Executive Officer, commented: “Two California Plaza is a key asset that is materially overleveraged. The Company would prefer to include Two California Plaza as part of its core set of assets, and expects to have the opportunity to explore various potential options for doing so once the asset is transferred into special servicing. At this time, we do not believe that funding current and projected operating deficits at this asset with the Company’s precious unrestricted cash is in the best interests of our stockholders.”

The Company is optimistic about the prospects for Downtown Los Angeles as a whole and for its core portfolio. The Company has executed over 1 million square feet of new leases and renewals in its Downtown assets through third quarter 2010. Additionally, there is approximately 350,000 square feet in various phases of lease negotiations.

About MPG Office Trust, Inc.
MPG Office Trust, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. MPG Office Trust, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on MPG Office Trust, visit our website at www.mpgoffice.com.

Business Risks
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks associated with the timing and consequences of loan defaults and related asset dispositions; risks associated with our liquidity situation; risks associated with our dependence on key personnel whose continued service is not guaranteed; risks associated with the continued or increased negative impact of the current credit crisis and global economic slowdown; risks associated with contingent guaranties by our Operating Partnership; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with increases in interest rates, volatility in the securities markets and contraction in the credit markets affecting our ability to extend or refinance existing loans as they come due; risks associated with management’s focus on asset dispositions, loan defaults, cash generation and general strategic matters; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; and risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed on April 30, 2010 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	MPG Office Trust, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558